EXHIBIT 99.1
FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725

Contact:	Donald L. Grill
The State Bank
(810) 714-3985

April 28, 2010
For Immediate Release
FENTURA ANNOUNCES SALE OF SUBSIDIARY BANKS
     At the Annual Meeting of Shareholders on April 28, 2010, Fentura Financial, Inc. Chairman Forrest Shook announced plans regarding the sale of two Fentura subsidiary banks. In March of 2009, Fentura announced that it had entered into an agreement to sell Davison State Bank to Hantz Financial Holdings, Inc. of Southfield, Michigan. With all regulatory approvals now in place, the closing is expected to take place on April 30, 2010. Davison State Bank was a wholly owned subsidiary formed as a De Novo bank by Fentura in 2000. At the shareholder meeting, Chairman Shook also announced that the company recently entered into a definitive agreement to sell West Michigan Community Bank to investors affiliated with Northstar Financial Group, Inc. headquartered in Bad Axe, Michigan. West Michigan Community Bank became a Fentura subsidiary through an acquisition in 2004.
     According to Fentura President and CEO Donald L. Grill, “The Fentura Board has been immersed in a two year strategic planning process designed to identify and implement initiatives to stabilize and strengthen the financial condition of the company. The sale of these two subsidiary banks will allow Fentura to redirect capital to strengthen the holding company and its lead bank—The State Bank headquartered in Fenton, Michigan. While reducing the size the of company by about 35%, spinning off these subsidiary banks and realigning capital, strengthens the balance sheet of the company. Fentura’s ability to allocate additional capital to The State Bank will assist in mitigating regulatory concerns and stabilizing the bank for improved future performance.”
     Fentura will receive $2.8 million in connection with the sale of Davison State Bank, resulting in an approximate book price transaction. Additionally, Fentura will receive approximately $11.0 million from the sale of West Michigan Community Bank (an approximate 10% premium to book). In connection with the sale, Fentura will acquire all the non-performing assets of West Michigan Community Bank. The assets will be housed in a newly formed Holding Company subsidiary. It is expected that Fentura will utilize a portion of the proceeds from the sale of the banks to return Fentura subsidiary, The State Bank, to a well-capitalized level.
     Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.
CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services pricing. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filing with the Securities and Exchange Commission.
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